Filed Pursuant to Rule 424(b)(3)

Registration No. 333-187143

PROSPECTUS

NEWMARKET CORPORATION

OFFER TO EXCHANGE

$350,000,000 of 4.100% Senior Notes due 2022

That Have Not Been Registered Under the Securities Act of 1933

for

4.100% Senior Notes due 2022

That Have Been Registered Under the Securities Act of 1933

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON APRIL 23, 2013

The Exchange Offer

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We are offering to exchange up to $350,000,000 aggregate principal amount of our exchange notes that have been registered under the Securities Act of 1933 for any and all of our outstanding initial notes that we issued on December 20, 2012 and that were not registered under the Securities Act of 1933.

•	We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes.

•	Tenders of initial notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on April 23, 2013, unless we extend the offer in our sole discretion.

•	The exchange of initial notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

The Exchange Notes

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The form and terms of the exchange notes are identical in all material respects to those of the initial notes, except that the exchange notes have been registered under the Securities Act of 1933 and will not contain transfer restrictions, registration rights and provisions for additional interest that apply to the initial notes.

•

There is no established trading market for the exchange notes or the initial notes. We do not intend to apply for listing of the exchange notes on any national securities exchange or for quotation through any quotation system.

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Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should carefully consider the “Risk Factors” beginning on page 9 of this prospectus and the risk factors described under the caption “Risk Factors” included in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus, before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 22, 2013.

This prospectus incorporates business and financial information about us that is not included in or delivered with this prospectus. See “Documents Incorporated by Reference.” Information incorporated by reference is available without charge to holders of our initial notes that we issued on December 20, 2012 upon written or oral request to us at NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219, (804) 788-5000. To obtain timely delivery, you must request this information no later than five business days before the date you must make your investment decision, which is April 16, 2013.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of document incorporated by reference in this prospectus, as the case may be.

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MARKET AND INDUSTRY DATA

This prospectus includes market share, ranking and industry data and forecasts that we obtained from internal company surveys, market research, publicly available information and industry publications and surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal company surveys, forecasts and market research, which we believe to be reliable based upon management’s knowledge of the industry, have not been verified by any independent sources. Except where otherwise noted, statements as to our position relative to our competitors or as to market position or market share refer to the most recent available data.

TRADEMARKS

The names of our principal products and processes used in, or described in the documents incorporated by reference into, this prospectus, including BioTEC™, GREENBURN®, HiTEC®, mmt® and TecGARD™, among others, are trademarks of NewMarket Corporation. In addition, the names Afton Chemical®, Ethyl® and NewMarketSM are trademarks and service marks of NewMarket Corporation.

FORWARD-LOOKING STATEMENTS

Some of the information presented in this prospectus, including the documents incorporated by reference, may constitute “forward-looking statements” about future events and expectations within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations and projections about future results. When we use words in this prospectus, including the documents incorporated by reference, such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “expects,” “should,” “could,” “may,” “will,” and similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding future prospects of growth in the petroleum additives market, other trends in the petroleum additives market, our ability to maintain or increase our market share, and our future capital expenditure levels.

We believe our forward-looking statements are based on reasonable expectations and assumptions, within the bounds of what we know about our business and operations. However, we offer no assurance that actual results will not differ materially from our expectations due to uncertainties and factors that are difficult to predict and beyond our control.

Factors that could cause actual results to differ materially from expectations include, but are not limited to:

•	availability of raw materials and transportation systems;

•	supply disruptions at single-sourced facilities;

•	ability to respond effectively to technological changes in our industry;

•	failure to protect our intellectual property rights;

•	hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks;

•	competition from other manufacturers;

•	sudden or sharp raw materials price increases;

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•	gain or loss of significant customers;

•	risks related to operating outside of the United States;

•	the impact of fluctuations in foreign exchange rates;

•	political, economic, and regulatory factors concerning our products;

•	future governmental regulation;

•	resolution of environmental liabilities or legal proceedings;

•	inability to complete future acquisitions or successfully integrate future acquisitions into our business; and

•	other factors detailed from time to time in the reports that we file with the SEC and those included in this prospectus under the caption “Risk Factors” on page 8.

You should keep in mind that any forward-looking statement made by us in this prospectus, including the documents we incorporated herein by reference, or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, any forward-looking statement made in this discussion or elsewhere might not occur.

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PROSPECTUS SUMMARY

This summary highlights certain aspects of our business and the exchange offer. This summary is not complete and does not contain all of the information that you should consider before making a decision to participate in the exchange offer. You should read all the information contained or incorporated by reference in this prospectus carefully, including the “Risk Factors” section beginning on page 8, the risk factors described under the caption “Risk Factors” included in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus (the “2012 Form 10-K”), and the financial statements and related notes incorporated by reference in this prospectus.

References in this prospectus to “we,” “us,” “our,” “our company” or “NewMarket” refer to NewMarket Corporation and its subsidiaries combined, and references in this prospectus to “prospectus” refer to this prospectus and all the information incorporated herein by reference, unless, in each case, the context clearly indicates otherwise. See “Documents Incorporated By Reference.”

The Company

NewMarket Corporation is a holding company and is the parent company of Afton Chemical Corporation (“Afton”), Ethyl Corporation (“Ethyl”), NewMarket Services Corporation (“NewMarket Services”), and NewMarket Development Corporation (“NewMarket Development”).

Each of our subsidiaries manages its own assets and liabilities. Afton encompasses the petroleum additives business, while Ethyl represents the sale and distribution of tetraethyl lead (TEL) in North America and certain petroleum additives manufacturing operations. NewMarket Development manages the property that we own in Richmond, Virginia. NewMarket Services provides various administrative services to NewMarket, Afton, Ethyl, and NewMarket Development. NewMarket Services departmental expenses and other expenses are billed to NewMarket and each subsidiary pursuant to services agreements between the companies.

As a specialty chemicals company, Afton develops, manufactures, and blends highly formulated fuel and lubricant additive products, and markets and sells these products worldwide. Afton is one of the largest lubricant and fuel additives companies worldwide. Lubricant and fuel additives are necessary products for efficient maintenance and reliable operation of all vehicles and machinery. From custom-formulated chemical blends to market-general additive components, we believe Afton provides customers with products and solutions that make fuels burn cleaner, engines run smoother, and machines last longer.

Through an open, flexible, and collaborative style, Afton works closely with its customers to understand their business and help them meet their goals. This style has allowed Afton to develop long-term relationships with its customers in every major region of the world, which Afton serves through eleven manufacturing facilities across the globe.

With almost 450 employees in research and development, Afton is dedicated to developing chemical formulations that are tailored to our customers’ and the end-users’ specific needs. Afton’s portfolio of technologically-advanced, value-added products allows it to provide a full range of products and services to its customers.

Ethyl provides contract manufacturing services to Afton and to third parties and is one of the primary marketers of TEL in North America.

NewMarket Development manages the property that we own on a site in Richmond, Virginia consisting of approximately 60 acres. We have our corporate offices on this site, as well as a research and testing facility, the office complex we constructed for Foundry Park I, LLC (“Foundry Park I”), a wholly-owned subsidiary of

NewMarket Development, and several acres dedicated to other uses. We are currently exploring various development opportunities for portions of the property as the demand warrants. This effort is ongoing in nature, as we have no specific timeline for any future developments.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratios of consolidated earnings to fixed charges for the years indicated:

	Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges(1)	18.7x	12.1x	11.5x	13.7x	6.3x

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of pretax income from continuing operations before discontinued operations, cumulative effect of accounting changes, interest expense (net), portion of rent expense representative of interest factor and amortization of capitalized interest. “Fixed charges” consist of interest expense (before deducting capitalized interest) and portion of rent expense representative of interest factor.

THE EXCHANGE OFFER

On December 20, 2012, we completed a private offering of the initial notes (the “private offering”). As part of the private offering, we entered into a registration rights agreement with J.P. Morgan Securities LLC, as representative of the initial purchasers of the initial notes, in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete the exchange offer within 40 days after the date the registration statement containing this prospectus is declared effective by the SEC. References in this prospectus to the “initial notes” refer to the notes we issued and sold in the private offering, and references to the “exchange notes” refer to the notes to be issued in the exchange offer. References in this prospectus to the “notes” refer to both the initial notes and the exchange notes. The following is a summary of the exchange offer.

Securities to be Exchanged	On December 20, 2012, we issued and sold $350.0 million in aggregate principal amount of initial notes to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers then resold the initial notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. Because they have been sold in reliance on exemptions from registration, the initial notes are subject to transfer restrictions.

The form and terms of the exchange notes are identical in all material respects to those of the initial notes, except that the transfer restrictions and registration rights relating to the initial notes do not apply to the exchange notes.

The Exchange Offer	We are offering to exchange $350.0 million in aggregate principal amount of exchange notes that have been registered under the Securities Act for an equal amount of our outstanding initial notes that have not been registered under the Securities Act.

Resale of the Exchange Notes	Based on existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to us, we believe that you can resell and transfer the exchange notes you receive pursuant to this exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of business;

•	you have no arrangements or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the initial notes or exchange notes;

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you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	if you are not a broker-dealer, you are not engaged in, and you do not intend to engage in, the distribution of the exchange notes.

When you tender your initial notes, we will ask you to make these representations to us. If you are unable to make these representations, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales of the exchange notes. See “The Exchange Offer—Resale of Exchange Notes.”

Additionally, if you are a broker-dealer that receives exchange notes for your own account in exchange for initial notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of such exchange notes (see “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers).

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on April 23, 2013, or such later date and time to which we extend the exchange offer in our sole discretion.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that exchange offer not violate applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

Procedures for Tendering	Unless you comply with the procedures described under the caption “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures,” you must do one of the following prior to the expiration of the exchange offer to participate in the exchange offer:

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transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to U.S. Bank National Association, the exchange agent, at the address listed under the caption “The Exchange Offer—Procedures for Tendering—Letter of Transmittal”; or

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effect a tender of initial notes electronically by book-entry transfer into the exchange agent’s account at the Depository Trust Company (“DTC”) as described under the caption “The Exchange Offer—Procedures for Tendering—Book-Entry Transfer.”

By executing and delivering the letter of transmittal or effecting a tender of the initial notes by book-entry transfer, you will agree to be bound by the terms of the letter of transmittal and make certain representations to us as described under the caption “The Exchange Offer—Resale of Exchange Notes.”

Guaranteed Delivery Procedures	If you cannot meet the expiration deadline, or you cannot deliver on time your initial notes, the letter of transmittal or any other required documentation, or comply on time with DTC’s standard operating procedures for electronic tenders, you may tender your initial notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender these initial notes, you should contact the registered holder promptly and instruct them to tender your initial notes on your behalf.

Withdrawal Rights	You may withdraw the tender of your initial notes at any time prior to 5:00 p.m., New York City time, on April 23, 2013, or such later date and time to which we extend the exchange offer in our sole discretion.

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer.

United States Federal Income Tax Considerations	The exchange of initial notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. See “United States Federal Income Tax Considerations.”

Effect of Not Tendering	Initial notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer. Except as provided in the registration rights agreement, we will have no further obligation to provide for the registration under the Securities Act of such initial notes. See “Risk Factors—Risks Related to the Exchange Offer—If you do not exchange your initial notes for exchange notes, your ability to sell the initial notes will be restricted.”

SUMMARY OF EXCHANGE NOTES

The form and terms of the exchange notes to be issued in the exchange offer are identical in all material respects to those of the initial notes, except as described in this prospectus. The exchange notes issued in the exchange offer will evidence the same debt as the initial notes, and both the initial notes and the exchange notes are governed by the same indenture. The following is a brief summary of certain terms of the exchange notes. The “Description of Notes” section of this prospectus beginning on page 29 contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	NewMarket Corporation.

Notes Offered	$350.0 million aggregate principal amount at maturity of 4.100% Senior Notes due 2022.

Maturity Date	December 15, 2022.

Interest	4.100% per year.

Interest Payment Dates	June 15 and December 15 of each year, commencing on June 15, 2013.

Guarantees	The exchange notes will be jointly and severally, and fully and unconditionally, guaranteed on a senior unsecured basis by all of our existing and future domestic subsidiaries that guarantee our obligations under the credit agreement for our revolving credit facility or any of our other indebtedness.

Ranking	The exchange notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment with any future subordinated indebtedness. The exchange notes will be effectively subordinated to our existing and any future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The guarantees will rank equally in right of payment with all of the guarantors’ existing and future senior unsecured indebtedness and senior in right of payment to any of the guarantors’ future subordinated indebtedness. The guarantees will be effectively subordinated to any future secured indebtedness of the guarantors to the extent of the value of the collateral securing such indebtedness. In addition, the exchange notes and the guarantees will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

At December 31, 2012:

•	our non-guarantor subsidiaries had $4.4 million of indebtedness that is structurally senior to the exchange notes;

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we had approximately $428.8 million of senior unsecured indebtedness (including the initial notes and aggregate borrowings under our revolving credit facility of $78.1 million, which includes $3.1 million of outstanding letters of credit) that ranks equally in right of payment with the exchange notes; and

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we had $571.9 million in total borrowing capacity under our revolving credit facility (including our sub-facility for letters of credit), which if borrowed would be senior unsecured indebtedness that ranks equally in right of payment with the exchange notes.

For the twelve months ended December 31, 2012, the non-guarantor subsidiaries represented 60% of net sales and 29% of operating income on a consolidated basis. As of December 31, 2012, the non-guarantor subsidiaries represented 49% of total assets.

In addition, our obligations under the exchange notes will be effectively subordinated to our obligations under the Goldman Sachs interest rate swap, described under the caption “Description of Certain Other Indebtedness,” to the extent of the cash collateral posted with Goldman Sachs Bank USA (“Goldman Sachs”).

Optional Redemption	We may, at our option, redeem all or part of the exchange notes at any time prior to the scheduled maturity date of the exchange notes at a redemption price equal to 100% of the principal amount of the exchange notes, plus the premium specified under the caption “Description of Notes—Optional Redemption,” plus accrued and unpaid interest on the exchange notes, if any, to, but not including, the date of redemption.

Change of Control	Upon a change of control, we will be required to make an offer to purchase each holder’s exchange notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, to the date of purchase.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•	create or permit to exist liens;

•	enter into sale-leaseback transactions;

•	incur additional guarantees; and

•	sell all or substantially all of our assets or consolidate or merge with or into other companies.

These limitations are subject to a number of important qualifications and exceptions. See “Description of Notes—Certain Covenants.”

Trustee	U.S. Bank National Association.

Listing	The exchange notes will not be listed on an exchange.

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement. See “Use of Proceeds.”

Risk Factors

You should carefully consider the information contained or incorporated by reference in this prospectus before participating in the exchange offer. In particular, we urge you to consider carefully the factors described under “Risk Factors” beginning on page 8 of this prospectus and the risk factors described under the caption “Risk Factors” included in Item 1A of Part I of our 2012 Form 10-K.

Additional Information

We are a Virginia corporation, and our principal executive offices are located at 330 South Fourth Street, Richmond, Virginia 23219. Our telephone number is 804-788-5000.

RISK FACTORS

Investing in the exchange notes involves risks. You should carefully consider the risk factors described below, the risk factors described under the caption “Risk Factors” included in Item 1A of Part I of our 2012 Form 10-K and the other information and data included or incorporated by reference in this prospectus before deciding to participate in the exchange offer. Additional risks and uncertainties not currently known to us or that we consider to be immaterial may also materially impact our business, operations and financial condition. Any of the following risks could impair our business, financial condition and operating results. This could cause you to lose all or part of your investment in the exchange notes. The risks described below, however, are generally applicable to the initial notes and the exchange notes.

Risks Relating to the Exchange Offer

If you do not exchange your initial notes for exchange notes, your ability to sell the initial notes will be restricted.

If you do not exchange your initial notes for the exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your initial notes. The restrictions on transfer of your initial notes arise because we issued the initial notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the initial notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. If you are still holding any initial notes after the expiration date of the exchange offer and the exchange offer has been completed, you will not be entitled to have such initial notes registered under the Securities Act or to any similar rights under the registration rights agreement (subject to limited exceptions, if applicable). After the exchange offer is completed, we will not be required, and we do not intend, to register the initial notes under the Securities Act. In addition, if you exchange your initial notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected.

If you do not comply with the exchange offer procedures, you will be unable to obtain the exchange notes.

We will issue the exchange notes in exchange for the initial notes only after we have timely received your initial notes, along with a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your initial notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities in the tender of initial notes for exchange. The exchange offer will expire at 5:00 p.m., New York City time, on April 23, 2013, or on a later extended date and time as we may decide. In this prospectus, we refer to this date as the expiration date.

The exchange notes and any initial notes that remain outstanding after the exchange offer is completed will vote together as a single class for purposes of determining whether the required percentage of holders have taken certain actions or exercised certain rights under the indenture governing the notes.

The exchange notes may not be freely tradable by you.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include that (i) you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities

Act, (ii) you acquired your exchange notes in the ordinary course of your business, (iii) you have no arrangement with any person to participate in the distribution of such exchange notes, (iv) if you are not a broker-dealer, you are not engaged in, and you do not intend to engage in, the distribution of the exchange notes, and (v) if you are a broker-dealer, you have received the exchange notes for your own account in exchange for the initial notes that were acquired as a result of market-making activities or other trading activities and that you have acknowledged that you will deliver a this prospectus in connection with any resale of the exchange notes. If you are an affiliate of ours, or if you are engaged in or intend to engage in or have any arrangement or understanding with respect to a distribution of the exchange notes to be acquired pursuant to the exchange offer, you will be subject to additional limitations. See “The Exchange Offer—Resale of the Exchange Notes.”

Risks Relating to the Notes

We currently have and will continue to have following this exchange offer a substantial amount of indebtedness.

As of December 31, 2012:

•	our non-guarantor subsidiaries had $4.4 million of indebtedness that is structurally senior to the notes;

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we had approximately $428.8 million of senior unsecured indebtedness (including the initial notes and aggregate borrowings under our revolving credit facility of $78.1 million, which includes $3.1 million of outstanding letters of credit) that ranks equally in right of payment with the notes; and

•

we had $571.9 million in total borrowing capacity under our revolving credit facility (including our sub-facility for letters of credit), which if borrowed would be senior unsecured indebtedness that ranks equally in right of payment with the notes.

In addition, our obligations under the notes will be effectively subordinated to our obligations under an interest rate swap with Goldman Sachs to the extent of the cash collateral posted with Goldman Sachs. As of December 31, 2012, such cash collateral totaled $37.7 million. See “Description of Certain Other Indebtedness.”

The degree to which we are leveraged could have important consequences to you, including:

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our ability to satisfy our obligations under the notes or other debt could be affected and any failure to comply with the requirements of any of our debt agreements could result in an event of default under the indenture governing the notes and such other indebtedness;

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a substantial portion of our cash flow from operations will be required to make interest and principal payments and may not be available for operations, working capital, research and development, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	our ability to obtain additional financing in the future may be impaired;

•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited; and

•	our degree of leverage may make us more vulnerable in the event of a downturn in our business, our industry or the economy in general.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, cash flows and business prospects.

Following this exchange offer, we could incur additional debt, which could negatively impact our financial condition, results of operations, cash flow and business prospects. If we incur additional debt following this exchange offer, the leverage-related risks that we face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash from operations in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our revolving credit facility, will be adequate to meet our future foreseeable liquidity needs.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit agreement for our revolving credit facility and the notes, on commercially reasonable terms or at all.

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the notes are effectively subordinated to any future secured indebtedness of the guarantors.

The initial notes and guarantees are not and the exchange notes will not be secured by any of our property or assets. Thus, holders of the notes are our unsecured creditors. Holders of our existing and any future secured indebtedness and any future secured indebtedness of the guarantors will have claims that are prior to your claims as holders of notes to the extent of the value of the collateral securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of any secured indebtedness will have a prior claim to our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of any future secured indebtedness.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

Although substantially all of our business is conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on the notes. Accordingly, our ability to make payments on the notes is dependent on the earnings and the distribution of funds from our subsidiaries. Furthermore, our subsidiaries are permitted under the terms of the indenture governing the notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these notes when due. In addition, payments to us from our subsidiaries may be subject to statutory restrictions.

Your right to receive payments on the notes is structurally subordinated to claims of creditors of all of our non-guarantor subsidiaries and could be adversely affected if our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

Some but not all of our subsidiaries guarantee the notes. Your right to receive payments on the notes is structurally subordinated to claims of creditors of all of our non-guarantor subsidiaries, including trade creditors, and in the event of a bankruptcy, liquidation or reorganization of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us or a guarantor of the notes. Our non-guarantor subsidiaries generate a significant amount of our consolidated revenues and operating profit, and hold a significant portion of our consolidated assets. For the twelve months ended December 31, 2012, the non-guarantor subsidiaries represented 60% of net revenues and 29% of operating income on a consolidated basis. As of December 31, 2012, the non-guarantor subsidiaries represented 49% of total assets and had $109.7 million of total liabilities on a consolidated basis, including debt and trade payables but excluding intercompany liabilities, all of which are structurally senior to the notes.

In addition, our subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from those guarantees upon the occurrence of certain events as described under the capital “Description of Notes—Guarantors,” including, without limitation, such guarantors ceasing to be guarantors under the Company’s credit facilities and any other indebtedness of the Company.

If any guarantee of the notes is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of Notes—Guarantors.”

There are limited covenants in the indenture governing the notes.

The indenture governing the notes contains limited covenants, including those restricting our ability to incur liens, enter into certain sale and lease back transactions or enter into consolidations, mergers or sales of all or substantially all of our assets, subject to certain significant exceptions. See “Description of Notes—Certain Covenants.” Holders of the notes may become structurally or contractually subordinated to substantial amounts of new indebtedness. The indenture does not include covenants restricting the incurrence of unsecured debt or limiting dividends, investments or debt repurchases.

Restrictions in our debt agreements could limit our growth and our ability to respond to changing conditions.

The credit agreement for our revolving credit facility and the indenture governing the notes contain a number of significant covenants in addition to covenants restricting the incurrence of additional debt. These covenants limit our ability, among other things, to:

•	create certain liens on our assets to secure debt;

•	merge into or consolidate with any other person or permit any person to merge into or consolidate with us;

•	sell, transfer, lease, or otherwise dispose of assets except in the ordinary course of business;

•	make optional payments and modifications of subordinated debt instruments;

•	enter into certain transactions with affiliates;

•	make investments, loans, advances, guarantees and acquisitions; or

•	enter into sale and leaseback or hedging transactions.

In addition, the credit agreement for our revolving credit facility requires us to maintain certain financial ratios and satisfy certain financial condition tests and may require us to take action to reduce our debt or take some other action to comply with them.

These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the credit agreement for our revolving credit facility and the indenture governing the notes impose on us.

A breach of any of these covenants would result in a default under the applicable debt agreement. A default, if not waived, could result in acceleration of the debt outstanding under such agreement and in a default with respect to, and acceleration of, the debt outstanding under our other debt agreements, including the indenture governing the notes. The accelerated debt would become immediately due and payable. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us. See “Description of Notes—Events of Default and Remedies.”

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our revolving credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all loans are fully drawn, each quarter point change in interest rates would result in a $1.6 million change in annual interest expense on our indebtedness under our revolving credit facility. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

Some of the cash that appears on our balance sheet may not be available for use to meet our debt obligations.

In some countries where we do business, local regulations require that we deposit cash in separate accounts. The cash deposits are blocked and not available for other uses in our business and will not be in accounts subject to control agreements in favor of the holders of the notes. In addition, at times we are required to make cash deposits to support bank guarantees of our obligations under certain office leases or amounts we owe to certain vendors from whom we purchase goods and services. These cash deposits are not available for other uses as long as the bank guarantees are outstanding. Finally, certain countries in which we do business, such as Venezuela and Korea, have regulations that restrict our ability to send cash out of the country. As a result, excess cash at our subsidiaries in those countries amounting to less than $2.0 million as of December 31, 2012 may not be available to meet obligations we have in other countries. In light of the foregoing factors, the amount of cash that appears on our balance sheet may overstate the amount of liquidity we have available to meet our business or debt obligations, including obligations under the notes. In addition, the repatriation of funds from outside the United States could be subject to significant taxation either in the country of origin or in the United States.

We may not be able to repurchase the notes or repay debt under the credit agreement for our revolving credit facility upon a change of control.

Upon the occurrence of a change of control, we will be required to offer to repurchase all or any part of the notes. We may not have sufficient funds at the time of the change of control to make the required repurchases, or restrictions under the credit agreement for our revolving credit facility may not allow such repurchases. Additionally, an event constituting a “change of control” (as defined in the indenture governing the notes) will likely be an event of default under our revolving credit facility that would, if it should occur, permit the lenders to accelerate that debt and that, in turn, would cause an event of default under the indenture governing the notes and other agreements governing our financial obligations.

The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our business operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the notes tendered and to repay debt under our revolving credit facility. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any of our future credit agreements or other agreements relating to debt will most likely contain similar restrictions and provisions. See “Description of Notes—Change of Control.”

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees, and if this occurs, you may not receive any payments on the notes and/or the guarantees.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (a) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•

we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that guarantee, could subordinate the notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor or could require the holders of the notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Your ability to sell the exchange notes may be limited by the absence of an active trading market, and there is no assurance that an active trading market will develop for the exchange notes.

There is currently no established trading market for the exchange notes or trading history, and an active market may not develop. We have not listed the initial notes and do not intend to list the exchange notes on any exchange. If an active market does develop such market may cease at any time. As a result, you may not be able to resell your exchange notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the exchange notes as collateral for loans. In addition, in response to prevailing interest rates, general market conditions or other factors referred to under the caption “Forward-Looking Statements,” the exchange notes could trade at a price higher or lower than their initial offering price and you may not be able to liquidate your investment.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market place of our securities, including the notes.

Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading would likely increase our long-term cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the exchange notes offered hereby.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of consolidated earnings to fixed charges for the years indicated:

	Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges(1)	18.7x	12.1x	11.5x	13.7x	6.3x

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of pretax income from continuing operations before discontinued operations, cumulative effect of accounting changes, interest expense (net), portion of rent expense representative of interest factor and amortization of capitalized interest. “Fixed charges” consist of interest expense (before deducting capitalized interest) and portion of rent expense representative of interest factor.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private offering of the initial notes. We will not receive any proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, outstanding initial notes in equal principal amount. We will cancel all initial notes surrendered in exchange for exchange notes in the exchange offer. As a result, the issuance of the notes will not result in any increase or decrease in our indebtedness.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Revolving Credit Facility Due March 14, 2017

We entered into the credit agreement for our revolving credit facility on March 14, 2012 with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citizens Bank of Pennsylvania, as syndication agent, and Bank of America, N.A. and PNC Bank, National Association, as co-documentation agents, and J.P. Morgan Securities LLC and RBS Citizens N.A. were our joint bookrunners and joint lead arrangers. Our revolving credit facility provides for borrowings up to $650 million, with a $100.0 million sublimit for multicurrency borrowings, a $100.0 million sublimit for letters of credit and a $20.0 million sublimit for swingline loans. Additionally, subject to certain conditions, we may request to increase the aggregate amount of our revolving credit facility or obtain incremental term loans in an amount up to $150.0 million.

Our obligations under our credit agreement for our revolving credit facility are unsecured and are fully and unconditionally guaranteed by our domestic subsidiaries. Our revolving credit facility is available on a revolving basis until March 14, 2017.

As of December 31, 2012, we had $78.1 million of borrowings outstanding under our revolving credit facility. Our borrowings made under our revolving credit facility bear interest at an annual rate equal to, at our election, either (1) the Alternate Base Rate (as defined in the credit agreement for our revolving credit facility) plus the Applicable Rate or (2) the Adjusted LIBO Rate (as defined in the credit agreement for our revolving credit facility) plus the Applicable Rate. Depending on our consolidated leverage ratio, the Applicable Rate ranges from 0.50% to 1.00% for loans bearing interest based on the Alternate Base Rate and from 1.50% to 2.00% for loans bearing interest based on the Adjusted LIBO Rate. At December 31, 2012, the Applicable Rate was 0.50% for loans bearing interest based on the Alternate Base Rate and 1.50% for loans bearing interest based on the Adjusted LIBO Rate.

Our credit agreement for our revolving credit facility contains representations, warranties, terms and conditions customary for transactions of that type, which include, but are not limited to, negative covenants limiting our ability to incur indebtedness and create liens, merge into or consolidate with any other person or permit any person to merge into or consolidate with us, sell, transfer, lease, or otherwise dispose of assets except in the ordinary course of business, make optional payments and modifications of subordinated debt instruments, enter into certain transactions with affiliates, make investments, loans, advances, guarantees and acquisitions or enter into sale and leaseback or hedging transactions.

Our credit agreement for our revolving credit facility also contains financial covenants that require us to maintain a consolidated Leverage Ratio (as defined in our credit agreement for our revolving credit facility) of no more than 3.00 to 1.00 and a consolidated Interest Coverage ratio (as defined in our credit agreement for our revolving credit facility) of no less than 3.00 to 1.00, as of the end of each fiscal quarter ending on and after March 31, 2012.

Short-Term Lines of Credit

Two of our non-guarantor subsidiaries have short-term lines of credit for working capital purposes. Indebtedness under these short-term lines of credit is structurally senior to the notes and the guarantees.

The line of credit for one of our non-guarantor subsidiaries in India is for 110.0 million Rupees and had an outstanding balance of 105.0 million Rupees, or $1.9 million, at December 31, 2012. The average interest rate on draws under this line of credit during 2012 was approximately 11.3%. The outstanding balance on this line of credit is due during 2013.

The line of credit for one of our non-guarantor subsidiaries in China is for $10.0 million with an outstanding balance of $2.5 million at December 31, 2012. The average interest rate on draws under this line of credit during 2012 was 2.9%. The outstanding balance on this line of credit is due during 2013.

Goldman Sachs Interest Rate Swap

On June 25, 2009, we entered into an interest rate swap with Goldman Sachs in the notional amount of $97 million and with a maturity date of January 19, 2022, We entered into the Goldman Sachs interest rate swap in connection with the termination of a loan application and related rate lock agreement between Foundry Park I and Principal Commercial Funding II, LLC (“Principal”). When the rate lock agreement was originally executed in 2007, Principal simultaneously entered into an interest rate swap with a third party to hedge Principal’s exposure to fluctuation in the ten-year United States Treasury Bond rate. Upon the termination on June 25, 2009 of the rate lock agreement, Goldman Sachs both assumed Principal’s position with the third party and entered into an offsetting interest rate swap with us. Under the terms of the Goldman Sachs interest rate swap, we make fixed rate payments at 5.3075% and Goldman Sachs makes variable rate payments based on three-month LIBOR. We have collateralized our exposure under the Goldman Sachs interest rate swap through cash deposits posted with Goldman Sachs amounting to $37.7 million at December 31, 2012. Our obligations under the notes will be effectively subordinated to our obligations under the Goldman Sachs interest rate swap to the extent of the cash collateral posted with Goldman Sachs.

THE EXCHANGE OFFER

Purpose of the Exchange Offer; Registration Rights

We issued and sold the initial notes to the initial purchasers on December 20, 2012 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers then resold the initial notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the initial notes, we and the guarantors entered into a registration rights agreement with J.P. Morgan Securities LLC, as representative of the initial purchasers of the initial notes. The registration rights agreement requires us to register the exchange notes under the federal securities laws and to offer to the holders of the initial notes who are able to make certain representations the opportunity to exchange their initial notes for the exchange notes in the exchange offer. The exchange notes will be identical in all material respects to the initial notes except that the exchange notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. We are effecting the exchange offer to comply with the registration rights agreement.

The registration rights agreement provides that in the event (a) we are not permitted by applicable law or applicable interpretations of the staff of the SEC to complete the exchange offer, (b) the exchange offer is not completed by July 28, 2013, (c) any initial purchaser notifies us in writing prior to the 40th day following the completion of the exchange offer that any initial notes held by it are not eligible for exchange, or (d) any holder of the exchange notes notifies us prior to the 40th day following the completion of the exchange offer that (i) such holder is prohibited by applicable law or applicable interpretations of the staff of the SEC from participating in the exchange offer, (ii) such holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and that this prospectus is not appropriate or available for such resales by such holder, or (iii) such holder is a broker-dealer and holds exchange notes acquired directly from us or one of our affiliates, we will, subject to certain conditions, at our own cost, file with the SEC a shelf registration statement covering resales of the exchange notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

A holder reselling notes pursuant to a shelf registration statement generally would be required to be named as a selling security holder in the prospectus contained in the shelf registration statement, which would require such holders to deliver to us certain information about them as may be required by the federal securities laws to be included in that prospectus in order to have their notes included in the shelf registration statement. Also, holders named as selling security holders in the prospectus included in the shelf registration statement will be required to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such resales and will be bound by the provisions of the registration rights agreement that are applicable to such holders (including indemnification obligations).

Additionally, under the registration rights agreement:

(1) we and the guarantors agreed to file the registration statement of which this prospectus is a part with the SEC on or prior to March 20, 2013;

(2) we and the guarantors agreed to use commercially reasonable efforts to have the registration statement of which this prospectus is a part declared effective by the SEC on or prior to June 18, 2013;

(3) unless this exchange offer is not be permitted by applicable law or SEC policy, we and the guarantors agreed to (a) commence this exchange offer; and (b) use commercially reasonable efforts to issue on or prior to 40 days, or longer, if required by the federal securities laws, after the date on which the registration statement of which this prospectus is a part is declared effective by the SEC, exchange notes in exchange for all initial notes validly tendered prior thereto in this exchange offer; and

(4) if obligated to file a shelf registration statement, we and the guarantors agreed to use commercially reasonable efforts to file such shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause such shelf registration statement to be declared effective by the SEC on or prior to 180 days after such obligation arises.

We and the guarantors further agreed to pay additional interest over and above the interest applicable to the initial notes to each holder of initial notes, with respect to the first 90-day period immediately following the occurrence of the first registration default (as defined below) at a rate of 0.25% per annum in the event that:

(1) we and the guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2) any of the registration statements required by the registration rights agreement is not declared effective by the SEC on or prior to the date specified for such effectiveness (an “effectiveness target date”); or

(3) we and the guarantors fail to consummate this exchange offer within 40 days of the effectiveness target date with respect to the exchange offer registration statement; or

(4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities (as defined in the registration rights agreement) during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “registration default”).

The amount of the additional interest will increase by a rate of 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of 1.0% per annum. Any amounts of additional interest due will be payable in cash on the same interest payment dates when interest is payable on the notes. Following the cure of all registration defaults, the accrual of additional interest will cease. Additional interest will not be payable on the exchange notes.

Under current SEC interpretations, exchange notes acquired in the exchange offer will generally be freely transferable, except that any broker-dealer that acquires exchange notes in the exchange offer must deliver a prospectus meeting the requirements of the Securities Act when it resells any exchange notes. We have agreed to make available a prospectus for these purposes for 180 days after the completion of the exchange offer. A broker-dealer that delivers a prospectus will be subject to certain of the civil liability provisions under the Securities Act in connection with such resales and will be bound by the provisions of the registration rights agreement that are applicable to such broker-dealer (including indemnification obligations).

Holders of initial notes will be required to make certain representations to us as described under the caption “—Resale of Exchange Notes” below in order to participate in the exchange offer. In the event we are required to file a shelf registration statement, holders of initial notes will also be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their initial notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. Each broker-dealer that receives exchange notes for its own account in exchange for initial notes as a result of market-making activities or other trading activities must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” By acquiring transfer restricted securities, a holder will be deemed to have agreed to indemnify us and the guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

The foregoing description is a summary of the material provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the initial notes. See “Where You Can Find More Information.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange some or all of your initial notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As of the date of this prospectus, $350.0 million aggregate principal amount of the initial notes are outstanding.

The terms of the exchange notes to be issued are identical in all material respects to the initial notes, except that the exchange notes have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer. The exchange notes will not have registration rights and will not have rights to additional interest. The exchange notes will be issued under and be entitled to the benefits of the Indenture (as described under the caption “Description of Notes”).

In connection with the issuance of the initial notes, we arranged for the initial notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC. See “Book Entry Settlement and Clearance.”

There will be no fixed record date for determining the eligible holders of the initial notes that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered initial notes when and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes for the purpose of receiving exchange notes from us and delivering them to such holders.

If any tendered initial notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described in this prospectus, certificates for these unaccepted initial notes will be returned, without expenses, to the tendering holder promptly after the expiration of the exchange offer.

Holders who tender initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes for exchange notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. It is important that you read the sections “—Fees and Expenses” and “—Transfer Taxes” below for more details regarding fees and expenses incurred in the exchange offer.

Any initial notes that holders do not tender or that we do not accept in the exchange offer will remain outstanding and continue to accrue interest and will be subject to restrictions on transfer. We will not have any obligation to register such initial notes under the Securities Act. Holders wishing to transfer initial notes would have to rely on exemptions from the registration requirements of the Securities Act.

Neither we nor our board of directors makes any recommendation to holders of initial notes as to whether to tender or refrain from tendering all or any portion of their initial notes in the exchange offer. Moreover, we have not authorized anyone to make any such recommendation. Holders of initial notes must make their own decision whether to tender in the exchange offer and, if so, the amount of initial notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any initial notes and may terminate or amend the exchange offer if, at any time before the acceptance of such initial notes in exchange or the exchange of the exchange notes for such initial notes, we determine that the exchange offer violates:

•	applicable law;

•	any applicable interpretation of the staff of the SEC; or

•	any order of any governmental agency or court of competent jurisdiction.

Our failure to exercise any of the foregoing rights at any time shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any initial notes tendered, and no exchange notes will be issued in exchange for any such initial notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939. In any event, we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Expiration Date; Extensions; Amendments; Termination

The exchange offer will expire 5:00 p.m., New York City time, on April 23, 2013, unless we, in our sole discretion, extend it. In the case of any extension, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will also notify the registered holders of initial notes of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

•	delay accepting any initial note;

•	waive any condition of the exchange offer; and

•	amend the terms of the exchange offer in any manner.

We will give oral or written notice of any non-acceptance of the initial notes or of any amendment to the exchange offer to the registered holders of the initial notes and the exchange agent promptly. If we consider an amendment to the exchange offer to be material, we will promptly inform the registered holders of initial notes of such amendment in a reasonable manner.

If we determine, in our reasonable judgment, that any of the events or conditions described in “—Conditions of the Exchange Offer” has occurred, we may terminate the exchange offer. We may:

•	refuse to accept any initial notes and return any initial notes that have been tendered to the holders;

•

extend the exchange offer and retain all initial notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered initial notes to withdraw their tendered initial notes; or

•	waive the termination event with respect to the exchange offer and accept all validly tendered initial notes that have not been withdrawn.

If any such waiver constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of initial notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the initial notes, if the exchange offer would otherwise expire during that period.

Any determination by us concerning the events described above will be final and binding upon the parties. Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

The exchange notes will bear interest from the most recent date on which interest has been paid on the initial notes or, if no interest has been paid, from December 20, 2012. Interest will be paid on the exchange notes semiannually on June 15 and December 15 of each year, commencing on June 15, 2013. Initial notes that are accepted for exchange will cease to accrue interest from and after the day of completion of the exchange offer. Holders of initial notes whose initial notes are accepted for exchange will not receive any payment in respect of interest on initial notes otherwise payable on any interest payment date the record date for which occurs on or after the completion of the exchange offer.

Resale of Exchange Notes

Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the initial notes may be offered for resale, resold and otherwise transferred by you without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of business;

•	you have no arrangements or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the initial notes or exchange notes;

•

you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	if you are not a broker-dealer, you are not engaged in, and you do not intend to engage in, the distribution of the exchange notes.

If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal. If our belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

Additionally, each broker-dealer that receives exchange notes for its own account in exchange for initial notes as a result of market-making activities or other trading activities must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. The prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealers in connection with resales of exchange notes received in exchange for initial notes. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any resale.

Clearing of the Notes

Upon the consummation of the exchange offer, the exchange notes will have different CUSIP and ISIN numbers from the initial notes.

Procedures for Tendering

The term “holder” with respect to the exchange offer means any person in whose name initial notes are registered on our agent’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose initial notes are held of record by DTC who desires to deliver such initial notes by book-entry transfer at DTC.

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the initial notes may tender its initial notes in the exchange offer. To tender initial notes in the exchange offer, holders of initial notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under “—Book-Entry Transfer” and in the letter of transmittal.

In addition:

•	the exchange agent must receive any corresponding certificate or certificates representing initial notes along with the letter of transmittal;

•

the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of initial notes into the exchange agent’s account at DTC according to standard operating procedures for electronic tenders described below and a properly transmitted agent’s message described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

Letter of Transmittal. A holder’s tender of initial notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder of initial notes tenders less than all of the initial notes it holds, that tendering holder should fill in the amount of initial notes being tendered in the specified box on the letter of transmittal. The entire amount of initial notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of initial notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “—Book-Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal or initial notes should be sent to us but must instead be delivered to the exchange agent. Delivery of documents to DTC in accordance with their procedures will not constitute delivery to the exchange agent.

If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your initial notes, either:

•	make appropriate arrangements to register ownership of the initial notes in your name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and might not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal as described in “—Withdrawal of Tenders” below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed therein, the initial notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the initial notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the initial notes. If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered initial notes. Our determinations will be final and binding. We reserve the absolute right to reject any and all initial notes not validly tendered or any initial notes the acceptance of which would, in the opinion of our counsel, be unlawful. We reserve the absolute right to waive any irregularities or conditions of tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of initial notes nor shall any of them incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. Any initial notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such initial notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any initial notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer. We understand that the exchange agent will make a request promptly after the date of this document to establish an account with respect to the initial notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of initial notes by causing DTC to transfer the initial notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. The exchange for tendered initial notes will only be made after a timely confirmation of a book-entry transfer of the initial notes into the exchange agent’s account at DTC, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC, has received an express acknowledgment from a participant tendering initial notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Guaranteed Delivery Procedures. Holders who wish to tender their initial notes and (i) whose initial notes are not immediately available, or (ii) who cannot deliver their initial notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete DTC’s standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their initial notes:

•	if the tender is made through an eligible institution;

•

if before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and address of the holder and the registered number(s), the certificate number or numbers of the initial notes tendered and the principal amount of initial notes tendered,

•	stating that the tender offer is being made by guaranteed delivery,

•

guaranteeing that, within three (3) business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the initial notes tendered and any other documents required by the letter of transmittal or, alternatively, a book-entry confirmation will be deposited by the eligible institution with the exchange agent, and

•

if the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered initial notes in proper form for transfer and all other documents required by the letter of transmittal or, alternatively, a book-entry confirmation, within three (3) business days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their initial notes according to the guaranteed delivery procedures set forth above.

Required Acknowledgment by Broker-Dealers. Each broker-dealer that receives exchange notes for its own account in exchange for initial notes as a result of market-making activities or other trading activities must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Withdrawal of Tenders

Except as otherwise provided herein, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on April 23, 2013, the expiration date of the exchange offer.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under “Exchange Agent”; or

•	for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the person who tendered the initial notes to be withdrawn;

•	identify the initial notes to be withdrawn, including the certificate number or numbers and principal amount of the initial notes to be withdrawn;

•	be signed by the person who tendered the initial notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the initial notes are to be re-registered, if different from that of the withdrawing holder.

If initial notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn initial notes and otherwise comply with the procedures of DTC. We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties. Any initial notes validly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the initial notes so withdrawn are validly re-tendered. Any initial notes that have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn initial notes may be re-tendered by following the procedures described above under “—Procedures for Tendering” at any time prior 5:00 p.m., New York City time, on the expiration date.

Exchange Agent

All certificates for initial notes, letters of transmittal and other documents should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

By Facsimile:	By Registered or Certified Mail:	By Hand/Overnight Delivery:
(804) 771-7940	U.S. Bank Global Corporate Trust Services Two James Center 1021 E. Cary Street, Suite 1850 Mail Station: EX-VA-URIT Richmond, VA 23219-4000	U.S. Bank Global Corporate Trust Services Two James Center 1021 E. Cary Street, Suite 1850 Mail Station: EX-VA-URIT Richmond, VA 23219-4000
Confirm by Telephone: (804) 771-7935	Attn: William F. Michie, III	Attn: William F. Michie, III

Delivery of the letter of transmittal to an address, or transmission via telegram, telex or facsimile, other than to the exchange agent as set forth above, will not constitute a valid delivery.

Fees and Expenses

We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of initial notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of initial notes tendered;

•	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of initial notes under the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Appraisal Rights

Holders of initial notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the initial notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will amortize the expenses of the exchange offer over the life of the exchange notes.

Participation in the Exchange Offer; Untendered Initial Notes

Participation in the exchange offer is voluntary. Holders of the initial notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all outstanding initial notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration rights agreement. Holders of the initial notes who do not tender in the exchange offer will continue to hold their initial notes and will be entitled to all the rights, and subject to the limitations, applicable to the initial notes under the indenture. Holders of initial notes will no longer be entitled to any rights under the registration rights agreement that by their terms terminate or cease to have further effect as a result of the making of this exchange offer. All untendered initial notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that initial notes are tendered and accepted in the exchange offer, the trading market for untendered outstanding notes could be adversely affected. This is because there will probably be many fewer remaining initial notes outstanding following the exchange offer, significantly reducing the liquidity of the untendered initial notes.

We may in the future seek to acquire untendered initial notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any acquisitions of initial notes following the applicable requirements of the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any initial notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any initial notes that are not tendered in the exchange offer.

DESCRIPTION OF NOTES

You will find the definitions of certain terms used in this description under the caption “—Certain Definitions.” For purposes of this “Description of Notes,” references to “the Company,” “we,” “our” and “us” refer only to NewMarket Corporation and not to its subsidiaries, and references to “notes” include both the initial notes and the exchange notes, unless the context requires otherwise. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

The Company issued the initial notes and will issue the exchange notes under the indenture (the “Indenture”), dated as of December 20, 2012, among itself, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

If the exchange offer is consummated, Holders of initial notes who do not exchange their initial notes for exchange notes will vote together with the Holders of the exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the Holders under the Indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of all notes issued under the Indenture. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any initial notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the Holders of any initial notes and the exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this “Description of Notes” to specified percentages in aggregate principal amount of the outstanding notes mean, at any time after the exchange offer for the initial notes is consummated, such percentage in aggregate principal amount of the initial notes and the exchange notes then outstanding.

This “Description of Notes” is intended to be a useful overview of the material provisions of the exchange notes and the Indenture. Since this description is only a summary, it does not contain all of the details found in the full text of, and is qualified in its entirety by the provisions of, the exchange notes and the Indenture. You should refer to the Indenture for a complete description of the obligations of the Company, the Guarantors and your rights. Copies of the indenture are available as set forth below under “—Additional Information,” “Where You Can Find More Information” and “Documents Incorporated by Reference.”

General

The exchange notes, like the initial notes, will:

•	be senior unsecured obligations of the Company;

•	be limited to an aggregate principal amount of $350.0 million, subject to our ability to issue additional notes (defined below);

•	mature on December 15, 2022;

•

be unconditionally guaranteed on an unsecured, senior basis by each Domestic Subsidiary that guarantees our obligations under our Credit Facilities or any of our other Indebtedness (see “—Guarantees”);

•	be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	rank equally in right of payment with existing and future unsecured senior Indebtedness of the Company;

•	be effectively subordinated to any future Secured Indebtedness of the Company (to the extent of the value of the collateral securing such Indebtedness);

•	be senior in right of payment to any future Subordinated Obligations of the Company;

•	be structurally subordinated to all existing and future Indebtedness and other liabilities of the Non-Guarantor Subsidiaries; and

•	be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form. See “Book Entry, Settlement and Clearance.”

Also like the initial notes, interest on the exchange notes will:

•	accrue at the rate of 4.100% per annum;

•	accrue from December 20, 2012 or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on June 15 and December 15, commencing on June 15, 2013;

•	be payable to the Holders of record at the close of business on June 1 and December 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360 day year comprised of twelve 30 day months.

Additional Notes

We have issued $350 million aggregate principal amount of notes; however, the Indenture permits us to issue an unlimited principal amount of additional notes having identical terms and conditions as the notes other than the issue date, the issue price, the first interest payment date and with respect to exchange notes, transfer restrictions (the “additional notes”). Any additional notes we issued once the exchange offer is consummated will be part of the same issue as the exchange notes that we are currently offering, and Holders of additional notes will have the right to vote together, as one class, with both Holders of exchange notes issued on the date the exchange notes are issued and Holders of the initial notes who do not exchange their initial notes for exchange notes.

Payments on the Notes; Paying Agent and Registrar

We will pay, or cause to be paid, the principal of, premium, if any, and interest on the notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the notes by check mailed to Holders at their registered address set forth in the registrar’s books. We have initially designated the corporate trust office of the Trustee to act as our paying agent (the “Paying Agent”) and registrar (the “Registrar”). We may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

We will pay the principal of, premium, if any, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such Global Note.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before the day of any selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of it for all purposes. Owners of beneficial interests in a Global Note will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

Guarantees

The initial notes are, and the exchange notes will be, guaranteed by each of the Company’s current and future Domestic Subsidiaries that guarantees our obligations under our Credit Facilities or any of our other Indebtedness. These Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Guarantee are limited to the extent necessary to prevent that Guarantee from constituting a fraudulent conveyance under, and to otherwise comply with, applicable law. See “Risk Factors—Risks Relating to the Notes—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees, and if this occurs, you may not receive any payments on the notes and/or the guarantees.”

Not all of the Company’s Subsidiaries guaranteed the initial notes or will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any Non-Guarantor Subsidiary, the Non-Guarantor Subsidiary will pay the holders of its Indebtedness and its other creditors, including trade creditors, before it will be able to distribute any of its assets to the Company.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Indenture in connection with the sale, exchange or transfer to any Person (other than a Subsidiary of the Company) of all of the Capital Stock of such Guarantor), unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture and other agreements satisfactory to the Trustee.

A Guarantor will be released from its obligations under its Guarantee, the Indenture and the Registration Rights Agreement:

(1) in the event of any sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of such Guarantor, in each case to a Person (other than the Company or a Subsidiary of the Company), in compliance with the terms of the Indenture;

(2) in the event of the release or discharge of the Guarantee by such Guarantor of Indebtedness of the Company under the Company’s Credit Facilities and all other Indebtedness of the Company in compliance with the terms of the Indenture;

(3) in the event of liquidation or dissolution of such Guarantor; or

(4) if the notes are defeased or discharged in accordance with the terms of the Indenture.

Ranking

The initial notes are, the exchange notes will be, senior, unsecured obligations of the Company that rank senior in right of payment to any future Subordinated Obligations of the Company. The notes rank equally in right of payment with all existing and future unsecured, senior Indebtedness of the Company that is not a

Subordinated Obligation of the Company, are effectively subordinated to all existing and future Secured Indebtedness (to the extent of the value of the collateral securing such Indebtedness) and are structurally subordinated to the existing and future indebtedness and other liabilities of the Non-Guarantor Subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under any senior Secured Indebtedness, the assets of the Company and the Guarantors that secure such senior Secured Indebtedness will be available to pay obligations on the notes and the Guarantees only after all such senior Secured Indebtedness has been repaid in full from such assets.

As of December 31, 2012:

•	the Non-Guarantor Subsidiaries had $4.4 million of indebtedness that is structurally senior to the notes;

•

the Company and the Guarantors had approximately $428.8 million of senior unsecured indebtedness (including the initial notes and aggregate borrowings outstanding under the Credit Agreement of $78.1 million, which includes $3.1 million of outstanding letters of credit) that is pari passu in right of payment of the notes; and

•

the Company had $571.9 million in total borrowing capacity under the Credit Agreement (including our sub-facility for letters of credit), which if borrowed would be senior unsecured indebtedness that is pari passu in right of payment of the notes.

For the twelve months ended December 31, 2012, the Non-Guarantor Subsidiaries represented 60% of net sales and 29% of operating income on a consolidated basis. As of December 31, 2012, the Non-Guarantor Subsidiaries represented 49% of total assets.

In addition, the Company has collateralized its exposure under the Goldman Sachs interest rate swap through cash deposits posted with Goldman Sachs amounting to $37.7 million at December 31, 2012. The Company’s obligations under the notes will be effectively subordinated to the Company’s obligations under the Goldman Sachs interest rate swap to the extent of the cash collateral posted with Goldman Sachs.

Although the Indenture will limit the amount of Secured Indebtedness that the Company and its Subsidiaries may incur, which may be substantial, it will not limit the amount of unsecured Indebtedness or Indebtedness structurally senior to the notes that may be incurred.

Optional Redemption

The Company may, at its option, redeem all or part of the notes at any time prior to the scheduled maturity date of the notes (including any additional notes) upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest on the notes, if any, to, but not including, the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

The notes may also be redeemed in whole but not in part following a Change of Control Offer in which not less than 90% of the outstanding notes are purchased, as provided below under the caption “—Repurchase at the Option of Holders Upon a Change of Control.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on notes or portions of notes called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory Redemption; Open Market Purchases

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

The Company may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the Option of Holders Upon a Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (subject to the right of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice (“Change of Control Offer”), which date (“Change of Control Payment Date”) will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes validly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not validly withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture, unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company purchases all of the notes tendered by such Holders, within 90 days of such purchase, the Company will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes to, but not including, the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

The agreements governing the Company’s other Indebtedness contain prohibitions of certain events, including events that would constitute a Change of Control. In addition, the exercise by the Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company’s ability to pay cash to the Holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the notes or repay debt under the credit agreement for our revolving credit facility upon a change of control.”

Certain Covenants

Limitation on Liens

The Company will not, and will not permit any of its Subsidiaries to, create, incur, issue, assume or guarantee any Indebtedness secured by a Lien upon any of its properties or assets, whether owned on the Issue Date or thereafter acquired, without effectively providing concurrently that the notes are secured equally and ratably with, or, at the Company’s option, prior to, such Indebtedness so long as such Indebtedness shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Indebtedness secured by:

(1) Permitted Liens; or

(2) Liens to secure obligations under Indebtedness in an aggregate principal amount not to exceed, together with the amount of any Attributable Indebtedness under Sale/Leaseback Transactions permitted by clause (2) of the first paragraph under the covenant described under “—Limitation on Sale and Leaseback Transactions”, 15% of the Company’s Consolidated Net Tangible Assets.

For purposes of determining compliance of any non-U.S. dollar-denominated Indebtedness with this covenant, the amount outstanding under any U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in the same or different currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

For purposes of determining what category of excluded Liens in the foregoing paragraphs, or the next paragraph in which any Lien shall be included, the Company in its sole discretion may classify such Lien on the date of its incurrence and later reclassify all or a portion of such Lien in any manner that complies with this covenant.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1) the Sale/Leaseback Transaction is solely with the Company or any of its Subsidiaries;

(2) the Company or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) or (2) of the second paragraph under the caption “—Limitation on Liens,” without securing the notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Indebtedness secured by a Lien on such property or assets in the amount of the Attributable Indebtedness arising from such Sale/Leaseback Transaction; or

(3) the Company or such Subsidiary within 180 days after the sale of property or assets in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the greater of (a) the net proceeds of the sale of such property or assets or (b) the Fair Market Value of such property or assets to (i) the permanent retirement of notes, other Indebtedness of the Company ranking on a parity with the notes or Indebtedness of a Subsidiary or (ii) the acquisition of different property, facilities or equipment or the expansion of the Company’s existing business, including the acquisition of other businesses or capital expenditures.

For purposes of determining the applicable category of permitted Sale/Leaseback Transactions in the foregoing paragraphs, the Company, in its sole discretion, may classify such Sale/Leaseback Transaction on the date of its incurrence and later reclassify all or a portion of such Sale/Leaseback Transaction in any manner that complies with this covenant.

Additional Guarantees

No direct or indirect Domestic Subsidiary of the Company, including any Domestic Subsidiary acquired or created after the Issue Date, shall guarantee or otherwise become liable for Indebtedness of the Company or

Indebtedness guaranteed by the Company unless concurrent with such guarantee or becoming so liable such Subsidiary guarantees the notes pursuant to a supplemental indenture that shall be delivered to the Trustee together with an opinion of counsel satisfactory to the Trustee.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of notes, with a copy to the Trustee, within the time periods specified in the SEC’s rules and regulations (provided that such report shall be deemed furnished to the extent timely filed with the SEC):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

If the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, that if the surviving Person is a limited liability company, a corporation organized under the laws of the United States, any state of the United States or the District of Columbia it shall become a co-obligor of the notes concurrent with the completion of the relevant transaction;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Subsidiaries.

The Person formed by or surviving such transaction will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor company, except in the case of a lease, shall be released from its obligations with respect to the notes, including with respect to its obligation to pay the principal of and interest on the notes.

Events of Default and Remedies

Under the Indenture, each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest (including any Additional Interest) on the notes;

(2) default in payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the notes;

(3) failure by the Company or any of its Subsidiaries for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the captions “Certain Covenants—Repurchase at the Option of Holders upon a Change of Control”;

(4) failure by the Company or any of its Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(5) failure by the Company or any of its Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

(6) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more (with Hedging Obligations being deemed to have a principal amount of the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Obligation were terminated at such time);

(7) failure by the Company or any of its Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after any and all rights to appeal such judgment have expired;

(8) except as permitted by the Indenture, any Guarantee of the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the notes; and

(9) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest, if any.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders of notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable indemnity or security against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

(5) Holders of a majority in aggregate principal amount of the then outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (including any Additional Interest) on, or the principal of, the notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default, and the action the Company is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiaries released with respect to the provisions described above under the captions “Certain Covenants—Limitation on Liens”, “—Limitation on Sale and Leaseback Transactions” and “—Additional Guarantees” and the operation of the cross default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under the caption “—Events of Default” above disapplied (“Covenant Defeasance”) and thereafter any omission to comply with those covenants and default provisions will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, U.S. dollar-denominated non-callable Government Securities, or a combination of cash in U.S. dollars and U.S. dollar-denominated non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) the Trustee shall have received an officers’ certificate stating that such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an opinion of counsel to the effect that as of the date of such opinion and subject to customary assumptions and exclusions, including, without limitation, that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company or discharged from such trust, have been delivered to the Trustee for cancellation; or

(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated non-callable Government Securities, or a combination of cash in U.S. dollars and U.S. dollar-denominated non-callable

Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or the Redemption Date;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the Redemption Date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the notes and the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or compliance with any provision of the Indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenant described above under the caption “—Repurchase at the Option of Holders upon a Change of Control”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, premium or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment Default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest, premium or Additional Interest, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders upon a Change of Control”);

(8) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the notes:

(a) to cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature;

(b) to provide for uncertificated notes in addition to or in place of certificated notes;

(c) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of notes and Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(d) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(e) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(f) to conform the text of the Indenture or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture or the notes as evidenced by an officers’ certificate delivered to the Trustee;

(g) to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture as of the Issue Date; or

(h) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the Trustee

U.S. Bank National Association is a lender under the Credit Agreement and has in the past, and may in the future, engage in other commercial banking transactions with the Company. Pursuant to the Trust Indenture Act, upon the occurrence of a default with respect to the notes, U.S. Bank National Association may be deemed to have a conflicting interest by virtue of its lending and other business relationships with the Company. In that event, U.S. Bank National Association would be required to eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign as trustee. In the event of resignation, the Company would be required to appoint a successor trustee.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Notice to the trustee should be directed to U.S. Bank National Association, Two James Center, 1021 East Cary Street, Suite 1850, Mail Station EX-VA-URIT, Richmond, VA 23219-4000, Facsimile No.: (804) 771-7940, Attention: Global Corporate Trust Services.

Governing Law

The notes, the Indenture and the Guarantees relating to the notes are be governed by, and construed in accordance with, the law of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the NewMarket Corporation, 330 South Fourth Street, P.O. Box 2189, Richmond, Virginia 23219-2189, Attention: M. Rudolph West, Secretary.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such Redemption Date of (i) the principal amount of the note on the Redemption Date plus (ii) all required interest payments due on the note through December 15, 2022 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 35 basis points; over

(b) the principal amount of the note on the Redemption Date, if greater.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Richmond, Virginia are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Charitable Foundation” means The NewMarket Foundation, a non-stock, non-profit Virginia corporation formed by the Company which qualifies as an exempt organization under section 501(c)(3) of the Internal Revenue Code of 1986, as amended, which is organized and operated solely for charitable purposes.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Company and its Subsidiaries, as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Subsidiaries, prepared in conformity with GAAP, in each case, giving pro forma effect to any Material Acquisition or Material Disposition, that shall have occurred since the end of such fiscal quarter, minus (a) all current liabilities and (b) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that Credit Agreement, dated as of March 14, 2012, by and among the Company, the foreign subsidiary borrowers party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citizens Bank of Pennsylvania, as syndication agent and Bank of America, N.A. and PNC Bank, National Association, as co-documentation agents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.

“Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Fair Market Value” means the fair market value thereof as determined in good faith by the Company’s Board of Directors.

“Foundry Park Rate Lock” means that certain transaction dated as of June 25, 2009 under which the Foundry Park Subsidiary entered into a rate lock with Goldman Sachs Bank USA.

“Foundry Park Subsidiary” means Foundry Park I, LLC.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the Issue Date.

“Government Securities” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1) Afton Chemical Additives Corporation; Afton Chemical Asia Pacific, LLC; Afton Chemical Canada Holdings, Inc.; Afton Chemical Corporation; Afton Chemical Intangibles, LLC; Afton Chemical Japan Holdings, Inc.; Ethyl Asia Pacific LLC; Ethyl Canada Holdings, Inc.; Ethyl Corporation; Ethyl Export Corporation; Ethyl Interamerica Corporation; Ethyl Ventures, Inc.; Foundry Park I, LLC; Foundry Park II, LLC; Gamble’s Hill Lab, LLC; Gamble’s Hill Landing, LLC; Gamble’s Hill Third Street, LLC; Gamble’s Hill Tredegar, LLC; Gamble’s Hill, LLC; Interamerica Terminals Corporation; NewMarket Development Corporation; NewMarket Investment Company; NewMarket Services Corporation; Old Town LLC; and The Edwin Cooper Corporation; and

(2) any other Subsidiary that guarantees the notes in accordance with the provisions of the Indenture;

and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(2) any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values; and

(3) forward contracts, commodity swap, commodity option and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing the balance deferred and unpaid of any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Issue Date” means December 20, 2012, which is the date the initial notes were first issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $50.0 million.

“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $50.0 million.

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Liens” means:

(1) Liens in favor of the Company or its Subsidiaries;

(2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(3) Liens on property existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to, and not incurred in the contemplation of, such acquisition;

(4) Liens to secure the performance of statutory obligations, letters of credit, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5) Liens existing on the Issue Date;

(6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(8) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(9) Liens created for the benefit of (or to secure) the notes (or the Guarantees);

(10) leases of real property entered into by the Company or any Subsidiary of the Company with unaffiliated third parties, including, without limitation, that certain Deed of Lease dated as of January 11, 2007, as amended August 6, 2007, December 18, 2009 and thereafter from time to time, between the Foundry Park Subsidiary and MeadWestvaco Corporation;

(11) Liens on cash in an amount not to exceed $50.0 million in connection with the cash collateralization of the Foundry Park Rate Lock;

(12) Liens created by the Company or any Subsidiary of the Company in favor of certain governmental bodies to secure partial, progress, advance or other payments pursuant to any contractor statute or to Secured Indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or Indebtedness subject to such Liens, or the cost of constructing or improving the property subject to such Lien; and

(13) Liens on the real property owned or leased by the Real Estate Subsidiaries not used or useful in the business of the Company (other than in the Company’s real estate development segment) or on the Equity Interests in a Real Estate Subsidiary in each case securing Indebtedness of a Real Estate Subsidiary in an aggregate amount not to exceed $100.0 million.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Real Estate Subsidiaries” means the following Guarantors: Foundry Park I, LLC, Foundry Park II, LLC, Gamble’s Hill, LLC, Gamble’s Hill Lab, LLC, Gamble’s Hill Landing, LLC, Gamble’s Hill Third Street, LLC, Gamble’s Hill Tredegar, LLC and NewMarket Development Corporation.

“Redemption Date” means, with respect to any notes, the date fixed for redemption of such notes by or pursuant to the Indenture.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Issue Date by and among the Company, the Guarantors and the initial purchasers set forth therein.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Subsidiary leases it from such Person.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries secured by a Lien.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) that is subordinated or junior in right of payment to the notes pursuant to a written agreement.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

For the avoidance of doubt, for the purpose of this offering, the Indenture and the transactions contemplated hereby and thereby, the Charitable Foundation shall not be considered to be a Subsidiary of the Company.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 15, 2022; provided, however, that if the period from the Redemption Date to December 15, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

BOOK ENTRY SETTLEMENT AND CLEARANCE

Except as set forth below, exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for these operations and procedures and urges investors to contact the DTC or its participants directly to discuss these matters. References in this “Book-Entry Settlement and Clearance” section of this prospectus to “us,” “we” and “our” refer solely to NewMarket Corporation.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in Global Notes who are not Participants may hold their interests therein indirectly through organizations that are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of either of us has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’ s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 120 days of such notice from DTC;

(2) we, at our option, notify the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the exchange notes;

then, upon surrender by the Global Note holder of its Global Note, notes in such form will be issued to each person that DTC identifies as being the beneficial owner of the related exchange notes.

Neither we nor the trustee will be liable for any delay by the Global Note holder or DTC in identifying the beneficial owners of exchange notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or DTC for all purposes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) in accordance with the indenture.

Same Day Settlement and Payment

We will make payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, premium, if any, and interest, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The exchange notes represented by the Global Notes will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the U.S. federal income tax consequences of the exchange of initial notes for exchange notes. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. In addition, this summary does not address the tax consequences of the exchange under applicable state, local or foreign laws.

The exchange of initial notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. When a holder exchanges an initial note for an exchange note pursuant to the exchange offer, the holder will have the same adjusted basis and holding period for the exchange note as for the initial note immediately before the exchange.

The preceding discussion is for general information only and is not tax advice. Accordingly, each holder should consult its own tax advisor as to the particular tax consequences to it of exchanging initial notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where the initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until June 18, 2013, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of this exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the reasonable expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the guarantees as a matter of New York law has been passed upon for us by Hunton & Williams LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Current Report on Form 8-K, filed with the SEC on March 8, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room in Washington, D.C., 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our common stock is traded on the New York Stock Exchange under the symbol “NEU.” You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a Registration Statement on Form S-4 with respect to the exchange notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are only summaries and are not complete. We refer you to these exhibits for a more complete description of the matter involved. Each statement regarding the exhibits is qualified by the actual documents.

DOCUMENTS INCORPORATED BY REFERENCE

We have incorporated by reference in this prospectus certain information we have filed with the SEC, which means that we have disclosed important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, all of which are contained, or will be contained, in SEC File No. 1-32190, until the offering of the exchange notes and the guarantees under this prospectus is completed or withdrawn:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and

•	our Current Reports on Form 8-K filed with the SEC on January 29, 2013, February 28, 2013 and March 8, 2013; and

•	our definitive proxy statement filed with the SEC on March 12, 2013.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Corporate Secretary, NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219, (804) 788-5000. We also make these filings available at no cost through “SEC Filings” under “Investor Relations” on our website located at www.newmarket.com as soon as reasonably practicable after they are filed with the SEC. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus except as expressly set forth above.

Until June 18, 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.